Exhibit 10.1

This FIRST AMENDMENT TO EXCHANGE AGREEMENT (this “Amendment”), is made and entered into as of March 20, 2018, by and among NORTHERN OIL AND GAS, INC., a Minnesota corporation (the “Company”), and each of the holders party hereto (collectively, the “Noteholders” and each, a “Noteholder”). Capitalized terms used but not defined herein have the meanings assigned to them in the Exchange Agreement (as defined below).
RECITALS
WHEREAS, the parties hereto previously entered into the Exchange Agreement, dated as of January 31, 2018 (as amended, the “Exchange Agreement”), by and among the Company and the Noteholders; and
WHEREAS, the parties hereto desire to amend the Exchange Agreement pursuant to Section 9(a) of the Exchange Agreement.
AMENDMENT
NOW, THEREFORE, in consideration of the mutual agreements herein contained and in the Exchange Agreement, the parties to this Amendment agree as follows:
1.Amendments.

(a)The first sentence of Section 3(a) of the Exchange Agreement is hereby amended and restated in its entirety as follows:

“The Existing Notes set forth opposite the name of such Noteholder on Schedule A hereto are held by such Noteholder free and clear of all Liens.”

(b)Section 5(a)(ii) of the Exchange Agreement is hereby amended and restated in its entirety as follows:

“From the date hereof until the earlier of (A) the termination of this Agreement and (B) 90 calendar days after the date of Closing (the “Lock-up Period”), each Noteholder agrees that it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, (x) offer for sale, sell, pledge or otherwise dispose of any of the Shares, or (y) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, whether any such transaction described in clause (x) or (y) of this Section 5(a)(ii) is to be settled by delivery of the Shares or other securities, in cash or otherwise; provided, however, this Section 5(a)(ii) shall not restrict the resale registration of the Shares during the Lock-up Period or transfers of Shares, or any security convertible into Shares, to a Permitted Transferee, provided that such Permitted Transferee agrees to be bound by the terms of this Section 5(a)(ii), nor shall this Section 5(a)(ii) restrict any Noteholder from buying, selling, pledging, or otherwise disposing of shares of Common Stock acquired in one or more open market transactions; and provided further that the Company shall not release any purchaser of Common Stock in connection with the Equity Raise from any of its obligations pursuant to a lock-up agreement similar to the terms set forth in this Section 5(a)(ii) with respect to such purchaser unless (1) an effective resale registration statement registering the Shares for resale is then in effect and (2) such Noteholder has been released from its obligations pursuant to this Section 5(a)(ii) to the extent (based on the relative percentage of shares released from a similar lock-up) any purchaser of Common Stock in connection with the Equity Raise is released from a similar lock-up.”
(c)Exhibit A of the Exchange Agreement is hereby amended and restated in its entirety by the Second Lien Notes term sheet set forth on Exhibit A hereto.

2.Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties under the Exchange Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Exchange Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Exchange Agreement specifically referred to herein. After the date hereof, any reference to the Exchange Agreement shall mean the Exchange Agreement, as modified hereby.

3.Form 8-K. The Company and each Noteholder agree that the Company shall file a Current Report on Form 8-K with the SEC containing this Amendment within one (1) Business Day from the date hereof.

4.Governing Law. This Amendment shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to any choice of law rules (whether of the State of New York or any other jurisdictions) to the extent such rules would cause the application of the laws of any jurisdictions other than the State of New York.

5.Miscellaneous. The provisions of Section 9 of the Exchange Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY: NORTHERN OIL AND GAS, INC. By: /s/ Erik J. Romslo Name: Erik J. Romslo Title: EVP, General Counsel and Secretary

[Signature Page to First Amendment to Exchange Agreement]

Exhibit A
Second Lien Notes Term Sheet
[see attached]

EXHIBIT A TO EXCHANGE AGREEMENT

Northern Oil and Gas, Inc.
Second Lien Notes
Summary of Indicative Terms and Conditions

Capitalized terms used but not otherwise defined in this Summary of Indicative Terms and Conditions (this “Term Sheet”) shall have the meaning assigned to such terms in the Exchange Agreement to which this Exhibit A is attached.

Issuer:	Northern Oil and Gas, Inc., a Minnesota corporation (the “Issuer”). Upon consummation of the Exchange Transaction, the Issuer shall be domiciled as a Delaware corporation.
Guarantors:
All direct or indirect subsidiaries of the Issuer which guarantee any other indebtedness for borrowed money of the Obligors, including without limitation the Credit Facility (the “Guarantors”, and together with the Issuer, the “Obligors”).

Participating Holders:	Each of the Noteholders party to the Exchange Agreement (the “Participating Holders”, together with their permitted successors and assigns, the “Holders”).
Trustee:	A third party financial institution chosen by the Participating Holders upon consultation with the Issuer, as trustee and collateral agent (such third party in such capacities, the “Trustee”).
Type and Amount:	Senior Secured Second Lien Notes of the Issuer (the “Second Lien Notes”) in an initial aggregate principal amount of $344,279,000 issued as partial exchange consideration for the Existing Notes.
Scheduled Amortization:	None.
Interest Rate:
Initially 8.50% per annum payable in cash (the “Cash Component”).
Beginning on July 1, 2018, the interest rate will step-up by 1.00% per annum, which such step-up in interest shall be payable in kind (the “PIK Component”).
If the financial statements and compliance certificate for the most recently ended fiscal quarter ending June 30th or December 31st (beginning with the fiscal quarter ending June 30, 2018) (each, a “Measurement Fiscal Quarter”) demonstrate that the Issuer and its subsidiaries have a Total Debt (which shall be measured off of all debt of the Issuer and its subsidiaries without giving effect to any cash netting) to EBITDAX (which shall be defined consistent with the Documentation Principles) ratio of:
(i) less than 3.00 to 1.00 as of the last day of any such Measurement Fiscal Quarter, the PIK Component shall, subject to reinstatement in accordance with clause (ii) below, cease accruing effective as of the date such financial statements and compliance certificate are delivered in accordance with the definitive documentation (without giving effect to any grace period), or
(ii) equal to or greater than 3.00 to 1.00 as of the last day of such most recently ended Measurement Fiscal Quarter or if the Issuer fails to deliver the financial statements or compliance certificate by the date required in the definitive documentation with respect to any Measurement Fiscal Quarter, the PIK Component shall immediately and automatically accrue and be payable in accordance with the definitive documentation effective as of the date such financial statements and compliance certificate are delivered (or fail to be delivered) in accordance with the definitive documentation (without giving effect to any grace period).
For the avoidance of doubt, the PIK Component shall be in addition to, and not in replacement of, the Cash Component and shall be reinstated immediately and automatically from time to time in accordance with clause (ii) above.
Interest shall be payable quarterly. Default interest shall be payable in cash on demand at the then applicable interest rate plus 3.00% per annum (the “Default Rate”).

Ranking and Collateral:
The Second Lien Notes and related guarantees will rank equal in right of payment to all existing and future senior indebtedness of the Obligors. The Second Lien Notes will be secured by a perfected second priority lien security interest in all assets of the Obligors, subject to the exceptions set forth in the Credit Facility, and including those assets securing the Credit Facility (and junior only to the liens securing the Credit Facility); provided, however, that, the required collateral levels on oil and gas properties constituting proved reserves and proved developed producing reserves on the Closing shall be 90% and no later than 90 days following the Closing, such required collateral levels shall be increased from 90% to 95%; provided, further, during such periods in which the Ratio of Total Debt (which shall be defined to include all debt of the Issuer and its subsidiaries without giving effect to cash netting) to EBITDAX (to be defined consistent with the Documentation Principles) is less than 3.00 to 1.00, such required collateral levels on oil and gas properties shall be 90%.

Intercreditor Agreement:
At closing, the Trustee and the agent under the Credit Facility (the “First Lien Agent”) will enter into a customary intercreditor agreement in a form reasonably acceptable to the Participating Holders and negotiated in good faith (the “Senior Lien ICA”).

Scheduled Maturity Date:	The Second Lien Notes will mature on April 30, 2023.
Optional Prepayment:	The Second Lien Notes will be callable subject to payment of the Make-Whole Amount (as defined below) and/or the Call Protection Amount (as defined below), as applicable.
Mandatory Prepayment Offers:
Subject to the terms of the Senior Lien ICA and the Documentation Principles (as defined below), the Second Lien Notes shall be subject to mandatory prepayment offers with 100% of the net cash proceeds of asset sales, casualty events and condemnations not required to be used to pay down the Credit Facility, subject to customary baskets, exclusions and reinvestment provisions consistent with the Credit Facility. Mandatory prepayment offers shall be subject to payment of the Make-Whole Amount and/or Call Protection Amount, as applicable.

Make-Whole Amount and Call Protection Amount:
“Make-Whole Amount” means, as of any date of determination (a) for any payment, redemption, repurchase, refinancing, substitution or replacement with respect to the Second Lien Notes (it being agreed that, in the case of an acceleration of any Second Lien Notes, including in connection with an insolvency proceeding, the principal amount of the Second Lien Notes accelerated shall be deemed to have been paid on the date of acceleration solely for purposes of calculating the Make-Whole Amount) in each case paid or deemed paid prior to the two year anniversary of the Closing an amount equal to the difference (which shall not be less than zero) of (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal repayment from the date of repayment (or deemed repayment in the case of an acceleration of the Second Lien Notes) or reduction until the two year anniversary of the Closing, minus (B) the aggregate amount of interest Holders would earn if the repaid (or deemed repaid in the case of an acceleration of the Second Lien Notes) or reduced principal amount were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Second Lien Notes) or reduction until the two year anniversary of the Closing at the treasury rate (which shall be defined as defined in the Credit Facility as in effect on the date hereof and with the reference to United States Treasury securities therein being United States Treasury Securities having a term of no greater than the period of the remaining months from such date of determination until the two year anniversary of the Closing). To the extent the Second Lien Notes become due and payable as a result of an Event of Default or the acceleration of the Second Lien Notes, including in connection with an insolvency proceeding, the rate of interest to be used in determining the Make-Whole Amount shall the Default Rate.

“Call Protection Amount” means, as of any date of determination, an amount equal to the applicable percentage set forth as follows in respect of any payment, redemption, repurchase, refinancing, substitution or replacement of principal of the Second Lien Notes based on the number of months elapsed since the Closing (or in the case of an acceleration of any Second Lien Notes, including in connection with an insolvency proceeding, the applicable percentage set forth as follows of the principal amount of the Second Lien Notes accelerated): (a) during the period of time from and after the Closing up to and including the date that is the 36-month anniversary of the Closing, a prepayment premium equal to 104.0% of the principal amount being repaid and (b) during the period of time from and after the calendar day after the date that is the 36-month anniversary of the Closing up to and including the date that is the 48-month anniversary of the Closing, a prepayment premium equal to 102.0% of the principal amount being repaid. If any acceleration occurs prior to such dates, including in connection with an insolvency proceeding, the applicable Call Protection Amount shall be due and payable, regardless of when any payment is made on the Second Lien Notes.

Change of Control:
Upon the occurrence of any change of control (as defined in the Credit Facility as in effect on the date hereof), the Issuer shall make a mandatory offer to prepay the Second Lien Notes at an offer price equal to 101% of the principal amount so repaid (subject to the prepayment provisions of the Credit Facility as in effect on the date hereof, to the extent applicable).

Documentation Principles:
To be drafted by Kirkland & Ellis LLP, counsel to the Participating Holders, provided that the Senior Lien ICA shall be drafted by counsel to the First Lien Agent.  The definitive documentation for the Second Lien Notes shall be based upon the documentation for the Credit Facility as in effect on the date hereof (including, without limitation, affirmative covenants and negative covenants (other than financial maintenance covenants and PDP coverage ratio maintenance covenants), events of default and definitions related to any of the foregoing) (it being agreed and understood that any PDP coverage ratio incurrence tests shall be based upon the documentation for the Credit Facility as in effect on the date hereof, but will be measured off of both first lien and second lien debt and shall be reduced proportionally to account for being measured off of such first lien and second lien debt) with such changes as the Participating Holders shall reasonably agree and will take into account this Term Sheet, differences to reflect the changed capital structure of the Issuer and its subsidiaries, the second lien nature of the Second Lien Notes and the capital markets nature of the financing giving due regard to the Indentures (it being agreed and understood that to the extent the Credit Facility requires any provisions to be acceptable or approved by the First Lien Agent, the corresponding provisions in the definitive documentation for the Second Lien Notes shall require the acceptance or approval of the Holders holding a majority in principal amount of the Second Lien Notes). In addition, no covenants shall be more restrictive or onerous with respect to the Issuer and its subsidiaries than the covenants in the Credit Facility, other than to the extent to reflect the second lien nature of the Second Lien Notes (e.g., restrictions on junior debt shall refer to debt junior to the Second Lien Notes, rather than the Credit Facility) (it being agreed and understood that the Credit Facility will be amended to incorporate higher collateral thresholds and any other covenant in the Second Lien Notes that are more onerous or restrictive than the Credit Facility to the extent requested by the First Lien Agent and, in the event the First Lien Agent does not elect to incorporate such thresholds or covenants, such higher collateral thresholds and more onerous or restrictive covenants shall be permitted in the Second Lien Notes). This paragraph shall be referred to as the “Documentation Principles”.

Affirmative Covenants:
The definitive documentation shall contain affirmative covenants as are in the Credit Facility as in effect on the date hereof with such changes as the Participating Holders shall reasonably agree to reflect the changed capital structure of the Obligors, the second lien nature of the Second Lien Notes and such other changes as are consistent with the Documentation Principles; including, but not limited to, (i) quarterly public earnings conference calls in place of Section 8.19 of the Credit Facility and (ii) omitting the reporting requirements set forth in Section 8.01(e), (n), (p) and (q) of the Credit Facility; provided, however, after the occurrence and during the continuance of an event of default, the Issuer shall provide such information delivered to the First Lien Agent but not otherwise required to be delivered to the Holders or Trustee via a customary private-side data site accessible by the Trustee and the Holders that elect to access such date site, subject to customary confidentiality obligations. Notwithstanding the foregoing, affirmative covenants in connection with (i) the delivery of title information and additional mortgages, collateral and guarantees will provide for an automatic extension of up to 30 days on such delivery requirements so long as the First Lien Agent has granted such extension under the Credit Facility and (ii) minimum hedging shall be subject to any relief (e.g., waivers or extensions) granted by the First Lien Agent or lenders under the Credit Facility.

Negative Covenants:
The definitive documentation shall contain such negative covenants as are in the Credit Facility as in effect on the date hereof with such changes as the Participating Holders shall reasonably agree to reflect the changed capital structure of the Obligors, the second lien nature of the Second Lien Notes and such other changes as are consistent with the Documentation Principles.  In addition, the negative covenants shall include, without limitation, the following (each of which may be amended or waived with the consent of Holders of a majority in principal amount of the Second Lien Notes, excluding, for such purpose, any Holder that is an affiliate of the Issuer):

•
The Existing Notes (a) can only be refinanced or repaid (i) in exchange for or out of the net proceeds of the substantially concurrent issuance of common stock of the Issuer (other than common stock issued in connection with Closing) or substantially concurrent incurrence of permitted junior lien or unsecured refinancing debt of the Issuer maturing at least 91 days outside the maturity date of the Second Lien Notes or (ii) with aggregate operating cash flow (to be defined in a manner acceptable to the Participating Holders) minus capital expenditures, measured since the Closing; provided, however, a refinancing or repayment under this clause (ii) shall only be permitted if immediately prior to and after giving pro forma effect thereto and other transactions to occur on such date, (A) the Ratio of Total Debt (which shall be defined to include all debt of the Issuer and its subsidiaries and shall have no cash netting) to EBITDAX (to be defined consistent with the Documentation Principles and excluding, for the avoidance of doubt, any pro forma adjustments on account of pro forma cost savings and synergies) shall be less than 3.00 to 1.00 and (B) no defaults or events of default exist or shall occur after giving effect thereto and (b) for the avoidance of doubt, cannot be refinanced or repaid with second lien or other senior lien indebtedness (e.g. first lien, “one and a half” lien, etc.).  For the avoidance of doubt, the provisions of clause (ii) above shall replace the $75 million cap and 1.5 to 1.00 PDP Coverage Ratio Test set forth in Section 9.04(b) of the Credit Facility.

•
No more than $30 million of the Existing Notes may be outstanding as of March 1, 2020.

•
A provision (to replace Section 9.22 of the Credit Facility) that provides that to the extent any junior lien or unsecured debt has a cash interest rate in excess of 9.50% per annum (such amount above 9.50% per annum, the “Excess”), the cash rate on the Second Lien Notes shall be immediately and automatically increased by the amount of such Excess (the “MFN”).

•
Parameters on refinancing the Credit Facility, limited solely to (A) prohibitions against (i) the principal amount of the refinancing facility being greater than the sum of the principal amount refinanced and an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including call protection amounts, yield maintenance amounts and any other premiums, related to or that becomes due as a result of such refinancing (subject to the All In Cap (as defined below)) or (ii) increases to the Weighted Yield (as defined below) in the Credit Facility as in effect on the date hereof by more than 250 basis points, (B) a provision that provides that if the Credit Facility is refinanced with junior lien or unsecured debt, there shall be a dollar-for-dollar reduction of the first lien debt basket and the interest rate of such junior lien or unsecured debt shall be subject to the MFN above, (C) prohibitions against terms that restrict any payment, repayment, redemption, repurchase or other refinancing of or in respect of the Second Lien Notes that would be permitted under the Credit Facility as in effect on the Closing and (D) other customary parameters on refinancing. For purposes of this Term Sheet, “Weighted Yield” shall mean as to any indebtedness, the weighted yield to maturity thereof based on interest rate margin, original issue discount or fees (in each case amortized over the life of such indebtedness), interest rate floors or other similar component of yield, in each case, incurred or payable by the borrower of such indebtedness, and excluding, for the avoidance of doubt, any changes in yield due to changes in the underlying reference rate (such as LIBOR or the Prime Rate) or application of any default rate of no more than 3.00% per annum, call protection amounts, make whole amounts and customary annual agency fees (regardless of whether any of the foregoing amounts are paid to, or shared with, in whole or in part, any lender).

•
In the event the call protection on the Credit Facility (or a refinancing of the Credit Facility) is amended, modified or re-set (whether through an amendment, refinancing or otherwise) in a manner that is prejudicial to the Issuer as compared to the call protection under the Credit Facility (or the refinanced facility) immediately prior to such amendment, modification or refinancing, the Second Lien Notes shall be immediately and automatically amended to get the benefit of such prejudicial amendment, modification and/or reset (e.g., if the make-whole or call premium schedule is extended by a period of time, the Second Lien Notes make-whole or call premium call schedule, as applicable, is extended by such period of time; if a call premium is increased by a certain percentage over a certain time period, the Second Lien Notes call premium is increased by the same percentage over that same time period, etc.).

•
No increases to the Weighted Yield of the Credit Facility as compared to the Credit Facility as in effect on the date hereof by more than 250 basis points.

•
No changes to the Credit Facility that restrict any payment, repayment, redemption, repurchase or other refinancing of or in respect of the Second Lien Notes that would be permitted under the Credit Facility as in effect on the Closing.

•
Prohibition on other amendments to Existing Notes that would adversely affect rights of Holders of the Second Lien Notes.

•
Other customary restrictions on amending the Existing Notes or the Credit Facility.

•
No additional second lien or senior lien indebtedness (e.g., first lien, “one and a half” lien, etc.) other than a refinancing of Credit Facility with first lien indebtedness (it being agreed and understood that the Issuer may incur up to $400 million of principal amount in first lien indebtedness under the Credit Facility); provided that, for the avoidance of doubt, such cap shall not apply to (i) the principal amount of any customary debtor-in-possession financing (which shall be subject to a $75,000,000 cap (exclusive of any “roll-up” of any prepetition amounts under the Credit Facility) which shall be set forth in the Senior Lien ICA), (ii) any customary protective advances in an amount up to 2.00% of the outstanding Credit Facility as of such time (without giving effect to any debtor-in-possession financing) by the lenders under the Credit Facility in respect of any collateral for insurance, taxes or maintenance of collateral, (iii) any increase in the principal amount of the Credit Facility due to interest paid in kind or capitalized, (iv) customary hedging obligations, or (v) in the case of a refinancing of the Credit Facility, any interest, fees, premiums, make whole amounts or call protection amounts that become due as a result of such refinancing in an amount, when aggregated with the principal amount of loans outstanding under the Credit Facility at such time, shall not exceed $460 million (the amount in this clause (v), the “All In Cap”).

•
No payments for consents unless offered to all Holders.

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Anti-layering, including a restriction on any payment priority layering among tranches of first lien debt (it being understood that the foregoing shall not limit customary debtor-in-possession financing that subordinates the obligations under the Credit Facility, subject to mutually agreeable terms of the Senior Lien ICA).

•
Covenant against asset sales and other dispositions to be consistent with the Documentation Principles; provided, however, the definitive documentation shall permit any asset sale or disposition that the lenders under the Credit Facility consent to as long as (i) at least 75% of the consideration for such asset sale or disposition is received in the form of cash, (ii) such asset sale or disposition is not for all or substantially all of the assets of the Issuer and the Guarantors, (iii) no defaults or events of default exist or shall occur after giving effect thereto, (iv) fair market value is received (and if the consideration is greater than $50 million, fair market value must be supported by a third-party fairness opinion reasonably satisfactory to Holders of a majority in principal amount of the Second Lien Notes, excluding, for such purpose, any Holder that is an affiliate of the Issuer), (v) the net cash proceeds from such disposition are applied pursuant to the mandatory prepayment requirements of the Credit Facility and the definitive documentation for the Second Lien Notes and (vi) any assets received shall become collateral substantially concurrently with such asset sale or disposition.

•
Covenant against investments to be consistent with the Documentation Principles; provided, however, the definitive documentation shall permit any acquisition of additional oil and gas properties (or equity in persons that own oil and gas properties) that the lenders under the Credit Facility consent to as long as the assets received become collateral substantially concurrently with such acquisition, subject to the collateral requirements set forth in the Second Lien Notes Indenture.

•
Covenant regarding maximum hedging to be consistent with the Documentation Principles; provided, however, such covenant shall be subject to any relief (e.g., waivers or extensions) granted by the First Lien Agent or lenders under the Credit Facility

Financial Covenants:	None.

Events of Default:
The definitive documentation shall contain such events of default consistent with the Documentation Principles, including cross defaults to the Credit Facility (provided, however, in the case of an event of default on account of the financial covenants (including PDP coverage ratio) under the Credit Facility, no such cross-default shall result unless (i) the Credit Facility has been accelerated, (ii) the First Lien Agent has commenced exercising remedies or (iii) such event of default has not been cured or waived under the terms of the Credit Facility within thirty (30) days after notice (which notice, for the avoidance of doubt, shall include the delivery of a compliance certificate) of the occurrence of such event of default has been delivered by the Issuer to the lenders under the Credit Facility (or should have been delivered in accordance with the Credit Facility) and other material debt, payment default on material debt, judgment defaults and failure to have perfected liens in any of the collateral.

AHYDO:
The Second Lien Notes shall contain customary “AHYDO catch-up” payment provisions, providing that the Issuer will make payments on the Second Lien Notes, before the close of any accrual period ending after the fifth anniversary of the issue date, an amount sufficient to ensure that the Second Lien Notes will not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code.

Governing Law:	New York.
Transfer:	The Second Lien Notes shall be freely transferable without the consent of the Issuer.
Counsel to the Participating Holders:	Kirkland & Ellis LLP.